CONTACT:

Bell Industries, Inc.
Russell A. Doll/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES REPORTS 2005 FIRST QUARTER RESULTS

El Segundo, California – May 5, 2005 – Bell Industries, Inc. (AMEX:BI) today reported financial results for the three months ended March 31, 2005.

Consolidated net revenues for the 2005 first quarter totaled $28.7 million, compared with $34.4 million in the prior-year period. Bell’s net loss amounted to $677,000, or $0.08 per share, compared with $699,000, also equal to $0.08 per share, in the first quarter of 2004.

“A realigned cost structure enabled us to reduce the company’s net loss for the period, in spite of lower revenues resulting from reduced technology product sales and the previously communicated ending of an outsourcing engagement last year, as well as the ending of a help desk engagement in the current year first quarter,” said Russell A. Doll, acting president and chief executive officer.

“Operating efficiencies were achieved while we continued to invest in business development and strategic growth initiatives. While first quarter results were negatively impacted by the termination of certain engagements, heightened business development activities at Bell’s largest operating unit, the Tech.logix Group (BTL), resulted in new and expanded engagements during April in the areas of depot repair, reverse logistics and wireless device management, despite the extremely challenging and competitive IT services environment. We believe these engagements serve as a good foundation for attracting similar business in the future,” Doll added.

For the 2005 first quarter, BTL posted total revenues of $15.4 million, compared with $20.8 million in the same period a year ago. Products and services revenues declined to $8.2 million and $7.2 million, respectively, from approximately $12.5 million and $8.3 million in the 2004 first quarter. These decreases in revenues are attributable to reduced technology product sales and the ending of certain services engagements, partially offset by revenues from new and expanded engagements. Product sales continue to experience significant volatility due to direct sales models, intense competition and technology purchasing cycles. BTL sustained an operating loss for the 2005 first quarter of $767,000, compared with a $563,000 operating loss a year ago.

Sales at Bell’s Recreational Products Group (RPG) amounted to $11.4 million for the three months ended March 31, 2005, compared with $11.5 million in the prior-year period. Benefiting from increases in pricing and a shift in product mix, RPG posted higher margins, and operating income more-than-doubled to $218,000 from $106,000 in the year-ago first quarter. Doll said additional efficiencies are expected to be realized in 2005 from technology investments made last year to enhance sales, order and inventory processes.

J.W. Miller, Bell’s electronic components operation, recorded sales of $1.9 million in the 2005 first quarter, compared with $2.1 million a year earlier. Operating income was moderately lower at $425,000, compared with $438,000 in the same 2004 period. Although the market softened in the first quarter 2005 compared with 2004, increased sales of custom products led to a higher overall gross margin percentage during the 2005 period.

Bell continues to maintain a strong balance sheet with no bank debt. At March 31, 2005, cash and cash equivalents totaled $ 7.0 million and net working capital amounted to $18.6 million, compared with $7.2 million and $17.5 million, respectively, at March 31, 2004. Shareholders’ equity totaled $20.2 million, or $2.39 per share, at March 31, 2005.

Bell’s primary business, the Tech.logix Group, offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Support services include help desk support, desk side support, technical maintenance services, and reverse logistics and depot services. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical, lighting, and telecommunication equipment.

Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, potential opportunities resulting from new engagements and strengthened business development activities by BTL, benefits from technology investments at RPG, and other factors described in the company’s public filings from time to time.

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

Three months ended March 31	2005	2004
Net revenues:
Products	$21,484	$26,095
Services	7,204	8,333

	28,688	34,428

Costs and expenses
Cost of products sold	16,874	21,415
Cost of services provided	6,012	6,732
Selling and administrative	6,516	7,010
Interest, net	(52)	(30)

	29,350	35,127

Loss before income taxes	(662)	(699)
Income tax expense	15

Net loss	$(677)	$(699)

Basic and diluted share data
Net loss per share	$(0.08)	$(0.08)

Weighted average common stock	8,454	8,371

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues:
Technology Solutions
Products	$8,228	$12,442
Services	7,204	8,333

	15,432	20,775
Recreational Products	11,391	11,520
Electronic Components	1,865	2,133

	$28,688	$34,428

Operating income (loss):
Technology Solutions	$(767)	$(563)
Recreational Products	218	106
Electronic Components	425	438
Corporate costs	(590)	(710)

	(714)	(729)
Interest, net	52	30
Income tax expense	(15)

Net loss	$(677)	$(699)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$7,064	$10,801
Accounts receivable, net	16,656	11,455
Inventories	14,633	14,364
Prepaid expenses and other	1,764	1,813

Total current assets	40,117	38,433

Fixed assets, net	3,002	3,139
Other assets	3,505	3,617

	$46,624	$45,189

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,717	$11,170
Accrued payroll and liabilities	7,837	8,178

Total current liabilities	21,554	19,348

Long-term liabilities	4,876	5,025
Shareholders’ equity	20,194	20,816

	$46,624	$45,189